Exhibit 99.1
Commercial Metals Company Reports Loss of $1.53 Per Share for the Second Quarter
     Irving, TX — March 24, 2010 — Commercial Metals Company (NYSE: CMC) today reported a net loss of $173.3 million or $1.53 per diluted share, including a loss of $135.3 million or $1.19 per diluted share from continuing operations, for the quarter ended February 28, 2010. This compares with a net loss of $35.3 million or $0.32 per diluted share, including a loss from continuing operations of $38.7 million or $0.35 per diluted share, for the second quarter last year.
     Net loss for the six months ended February 28, 2010, was $204.5 million or $1.81 per diluted share, including a loss of $163.9 million or $1.45 per diluted share from continuing operations. For the same period last year, net earnings were $26.7 million or $0.23 per diluted share, including earnings from continuing operations of $7.6 million or $0.07 per diluted share.
     As previously reported, CMC has decided to exit the joist and deck business. The current estimated after-tax costs including impairment of fixed assets and intangibles, severance, inventory valuation, operating losses, and other closing costs are approximately $38.1 million (net of estimated proceeds upon sale of the businesses) and are reflected as discontinued operations in the second quarter.
     The Company recorded the following consolidated expenses in continuing operations during the second quarter (excludes charges taken for our joist and deck operations):

	Three Months Ended	Six Months Ended
(in millions)	2/28/10	2/28/10

Lower of cost or market inventory adjustments	$18.5	$31.4
Bad debt expense	3.4	0.8
Severance costs	7.7	9.1
Impairment charges	1.1	1.3
Job loss reserves	57.4	62.7
LIFO expense (income)	5.0	(7.9)
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(CMC Second Quarter Fiscal 2010 – Page 2)
     The Company’s effective tax rate from continuing operations for the quarter is 15.0%. The tax benefit in the second quarter includes a valuation allowance of $23.8 million (an offsetting tax expense). This allowance was recorded against a deferred tax asset originally booked for the tax benefit of net operating loss carry forwards of our Croatian subsidiary. However, due to the uncertainty of realization during the limited carry forward period, this has been reversed. Excluding this charge, the effective tax rate from continuing operations is 30.0%, lower than the statutory rate due to losses in low tax rate jurisdictions (Poland).
General Conditions
     CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “Our second fiscal quarter is always our weakest due to seasonal factors; however, this year it has been compounded by weak end-use demand in the nonresidential construction markets, unusually severe winter conditions in the U.S. and Europe, and rapidly rising ferrous scrap prices which have outpaced finished goods prices. Increases in ferrous scrap pricing are generally good trends, but the extreme volatility in price changes since December is causing short-term margin squeezes at our steel mills and fabricating operations, both domestically and internationally. During the quarter, we decided to exit the joist and deck business; the outlook for these products continues to be weak and what volume exists is at shrinking margins. We believe we can more profitably invest this capital in other downstream operations. Joist and deck will be accounted for as discontinued operations. The bright spot for the quarter was our International Marketing and Distribution segment, which was profitable.
     “Effective December 1, 2009, the Company reorganized certain business operations. The most significant changes were moving our domestic steel import and distribution business from Americas Fabrication to International Marketing and Distribution and our international fabrication from International Marketing and Distribution to International Mills. This once again combines all of our marketing operations into one segment.”
Americas Recycling
     McClean said, “Average ferrous and nonferrous scrap sales prices reached their highest levels in six quarters. December ferrous scrap demand came from overseas; in calendar 2010, it shifted to domestic consumers. However, pricing was driven by lack of supply more than strong demand as lower manufacturing and demolition activity limited supply as well as extreme weather restricted obsolete scrap material flow. The segment had an adjusted operating loss of $9.0 million, net of pre-tax LIFO expense of $9.0 million; the operating loss in the second quarter of last year was $36.2 million, net of pre-tax LIFO income of $8.6 million. Nonferrous scrap margins gained predominantly due to price increases while ferrous scrap margin improvement was split between price and volume. The average ferrous scrap sales price for the second quarter was $257 per short ton, a 59% increase over the prior year second quarter. Average nonferrous scrap pricing was $2,628 per short ton, up 103% from the prior year. Shipments of ferrous scrap totaled 506 thousand tons, an increase of 16% from the second quarter of last year. Nonferrous scrap shipments totaled 55 thousand tons, 45% higher than last year. We exported 9% of our ferrous scrap tonnage and 41% of our nonferrous scrap tonnage during the quarter.”
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(CMC Second Quarter Fiscal 2010 – Page 3)
Americas Mills
     McClean said, “The rise in ferrous scrap prices continued the pressure on metal margins. Volumes increased 33% over the second quarter of last year; however, the prior year was the low point for shipments as the recession hit full force. The product mix was also not favorable as over half the volume increase was in billets; this allowed our melt shops to run at 72% capacity, only slightly lower than the first quarter. Our mills ran at 58% of capacity, an increase from the 54% of the first quarter during our traditionally slowest period. Imported material remained low.
     “Our steel mills had an adjusted operating loss of $16.1 million compared to an adjusted operating profit of $71.1 million in the same quarter last year. This year’s second quarter had pre-tax LIFO expense of $7.0 million compared to pre-tax LIFO income of $42.4 million in last year’s second quarter. Our metal margin at $263 per ton recovered some from the first quarter’s $251 per ton, but was well down from the $450 per ton level of a year ago. The price of ferrous scrap consumed at the mills during the quarter increased $71 per ton compared to last year, and average selling prices decreased $116 per ton. Sales volumes were 521 thousand tons of which 101 thousand tons were billets (compared with 33 thousand tons of billets sold in the second quarter of last year). On a second quarter to second quarter basis, tonnage melted was up 45% to 486 thousand tons, while tonnage rolled increased 81 thousand tons to 399 thousand tons.”
     McClean added, “Our new micromill, CMC Steel Arizona, melted 34 thousand tons, rolled 32 thousand tons, and shipped 27 thousand tons. Our copper tube mill reported adjusted operating profit of $0.6 million (pre-tax LIFO expense of $4.6 million) compared to $2.0 million (pre-tax LIFO income of $10.2 million).”
Americas Fabrication
     McClean said, “Our Americas Fabrication segment is suffering the inevitable margin compression associated with a contractual backlog in a period of rising prices. Reserves accrued for possible losses on contracts were $24.0 million, should pricing stay at current levels. Additional negative factors were weak end-use markets resulting in lower steel demand, increased competition, and bad weather. Fundamental issues remain – no effective stimulus for construction, lack of customer liquidity, high unemployment and building vacancy rates, and state budget woes. The segment reported an adjusted operating loss of $57.3 million compared to last year’s second quarter adjusted operating income of $49.7 million. The current quarter recorded pre-tax LIFO expense of $5.7 million, whereas last year’s second quarter had pre-tax LIFO income of $32.7 million. The composite average fab selling price (excluding stock and buyouts and the joist and deck discontinued operations) was $727 per ton, 36% below last year’s second quarter price.”
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(CMC Second Quarter Fiscal 2010 – Page 4)
International Mills
     “Although Poland maintained positive GDP throughout,” McClean said, “the rest of Europe is very slow to recover from the recession. Margins tightened as ferrous scrap prices reacted to global demand, yet finished goods prices remain subject to an intensely competitive local market. CMC Croatia nears the completion of its melt shop project, critical to its turnaround strategy. The segment had an adjusted operating loss of $54.4 million in the second quarter compared to a $35.8 million loss for the same period last year.
     “CMC Zawiercie’s adjusted operating loss of $38.4 million resulted mainly from lower metal margins failing to absorb production costs and reserves on contracted backlog which totaled $20.5 million. Last year’s second quarter loss was $22.7 million. Shipments totaled 282 thousand tons (59 thousand tons of billets) compared to 237 thousand tons (9 thousand tons of billets) in the prior year’s second quarter. Tons melted were 293 thousand tons compared to 244 thousand tons last year, and tons rolled were 236 thousand tons compared to 226 thousand tons in the prior year’s second quarter. Average selling prices declined 19% to PLN 1,186 per ton compared to PLN 1,471 per ton for the same period last year. The cost of scrap entering production decreased 8%. The average metal margin per ton decreased to PLN 408 from PLN 629 in last year’s second quarter and PLN 438 in the first quarter of this year.”
     McClean added, “CMC Croatia’s adjusted operating loss of $16.0 million compares to the prior year’s loss of $13.1 million. Tons shipped at 16 thousand tons were equivalent to the prior year, yet prices declined over 37%. As disappointing as the loss was, aggressive cost containment in the face of declining revenues is positioning the business to take advantage of the improved melt shop when our capital expenditure program is completed this spring.”
International Marketing and Distribution
     According to McClean, “Our international geographic and product diversity allowed us to participate in markets rebounding from the global recession. Global overcapacity has reduced sales prices, thereby negatively affecting margins. The segment remained profitable having adjusted operating profit of $11.1 million compared to a loss of $37.9 million in the prior year when contract loss reserves and inventory adjustments were required. Our combined operations in Australia were profitable as were our Asian and European offices. Our raw materials business performed well and successfully commissioned its alloy operation in South Carolina during the quarter.”
Financial Condition
     McClean said, “Our balance sheet, capital resources, and banking relationships remain strong. Our cash and short-term investments total $297 million at February 28, 2010. Our inventories are conservatively valued on LIFO (at February 28, 2010, the reserve was $232 million) and a substantial amount of our accounts receivable are credit insured or backed by letters of credit in addition to a $41.4 million allowance for doubtful accounts. Our working capital ratio is 2.2. At February 28, 2010, goodwill and intangibles totaled $129.1 million, representing only 3.6% of total assets.”
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(CMC Second Quarter Fiscal 2010 – Page 5)
     McClean continued, “On February 26, 2010, the Company amended the agreement regarding its $400 million revolver and its $100 million accounts receivable securitization agreement. The amendments eliminate the EBITDA to interest coverage test for the second fiscal quarter and set the coverage ratio at 2.5 times for future periods. We have substantially all our $400 million revolver available in the form of either commercial paper or bank borrowings (only $38.0 million outstanding at February 28, 2010). No amounts were outstanding against our $100 million accounts receivable securitization program at February 28, 2010. No payments on our publicly held long-term debt are due until 2013.”
Outlook
     In closing, McClean said, “We anticipate our fiscal third quarter results to benefit substantially from a seasonal pickup in demand in the nonresidential construction markets. The private sector of the nonresidential markets remains weak; however, there is some improvement in the public sector. We anticipate the public sector of the nonresidential markets to improve further in the second half of calendar 2010 as projects funded by stimulus dollars are awarded.
     “Our third quarter results are likely to be impacted negatively early on by rapidly rising scrap prices, causing a further margin squeeze at the mills and, subsequently, at the fabricators, though our recycling operations will benefit. By quarter end, our mills should recover due to a combination of improving shipments, higher prices, higher capacity utilization and an improvement in metal margins. We estimate mill utilization rates in the third quarter to be 67%.”
     McClean continued, “Inventory levels in the supply chain remain relatively low, and we would anticipate finished goods prices (e.g., rebar and merchants) to continue to increase as seasonal restocking occurs. Demand in China and most of Asia has strengthened after the Chinese New Year, and we would anticipate the trend of rising raw material and steel prices to continue for the next one or two months. This will be beneficial to our marketing and distribution operations.
     “Though we see an improvement in results, volatility in pricing, the effect of LIFO accounting, the timing of economic recovery including stimulus spending, the sale of our joist and deck operations and other factors make estimation of third quarter earnings problematic. Management will issue guidance closer to the end of the quarter.”
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(CMC Second Quarter Fiscal 2010 – Page 6)
Conference Call
     CMC invites you to listen to a live broadcast of its second quarter 2010 conference call on Wednesday, March 24, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO, and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     The introductory section and the outlook section of this news release contain forward-looking statements with respect to the costs and losses associated with exiting the joist and deck business (including impairment of fixed assets and intangibles, severance, inventory valuation, and operating losses), our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events, including net earnings, economic conditions, credit availability, product pricing and demand, currency valuation, production rates, energy expense, interest rates, inventory levels, acquisitions, construction and operation of new facilities and general market conditions. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “estimates,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.
     Developments that could impact our expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy including restoring credit availability and confidence in a recovery; customer or supplier non-compliance with contracts; the level of construction activity; decisions by governments affecting the level of steel imports and exports, including tariffs and duties; ability to integrate acquisitions into operations; litigation claims and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful implementation of new technology; inability to sell operations or assets at fair values; metals pricing over which we exert little influence; increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; execution of cost minimization strategies; court decisions; industry consolidation or changes in production capacity or utilization; global factors including political and military uncertainties; currency fluctuations; availability of customer credit and liquidity; interest rate changes; scrap metal, energy, insurance and supply prices; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.
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(CMC Second Quarter Fiscal 2010 – Page 7)

	Three months ended		Six months Ended
(Short Tons in Thousands)	2/28/10	2/28/09	2/28/10	2/28/09

Domestic Steel Mill Rebar Shipments	252	227	479	463
Domestic Steel Mill Structural and Other Shipments	269	164	540	360
CMCZ Shipments	282	237	637	532

Total Mill Tons Shipped	803	628	1,656	1,355

Average FOB Mill Domestic Selling Price (Total Sales)	$540	$656	$529	$729
Average Cost Domestic Mill Ferrous Scrap Utilized	$277	$206	$271	$277
Domestic Mill Metal Margin	$263	$450	$258	$452
Average Domestic Mill Ferrous Scrap Purchase Price	$251	$167	$233	$216
Average FOB Mill CMCZ Selling Price (Total Sales)	$413	$457	$423	$582
Average Cost CMCZ Ferrous Scrap Utilized	$271	$258	$274	$305
CMCZ Mill Metal Margin	$142	$199	$149	$277
Average CMCZ Ferrous Scrap Purchase Price	$222	$201	$223	$234

Fab Plant Rebar Shipments	165	241	361	530
Fab Plant Structural and Post Shipments	33	32	65	71

Total Fabrication Tons Shipped	198	273	426	601

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$727	$1,139	$762	$1,166

Domestic Scrap Metal Tons Processed and Shipped	562	476	1,150	1,039
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Six months ended
	2/28/10	2/28/09	2/28/10	2/28/09

Net Sales
Americas Recycling	$314,716	$138,791	$604,229	$399,241
Americas Mills	315,253	281,290	604,446	668,774
Americas Fabrication	232,288	399,838	494,761	912,576
International Mills	133,261	148,886	316,530	391,943
International Marketing and Distribution	529,211	715,783	1,102,297	1,807,076
Corporate and Eliminations	(202,286)	(177,128)	(397,562)	(439,920)

Total Net Sales	$1,322,443	$1,507,460	$2,724,701	$3,739,690

Adjusted Operating Profit (Loss):
Americas Recycling	$(8,971)	$(36,178)	$(8,877)	$(64,131)
Americas Mills	(15,536)	73,085	(17,155)	191,785
Americas Fabrication	(57,317)	49,677	(66,233)	109,511
International Mills	(54,396)	(35,820)	(73,488)	(56,311)
International Marketing and Distribution	11,079	(37,882)	31,217	(38,812)
Corporate and Eliminations	(12,852)	(28,339)	(28,094)	(59,294)
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CMC Second Quarter Fiscal 2010 – Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three months ended		Six months ended
	2/28/10	2/28/09	2/28/10	2/28/09
Net sales	$1,322,443	$1,507,460	$2,724,701	$3,739,690

Costs and expenses:
Cost of goods sold	1,313,829	1,373,370	2,608,324	3,370,292
Selling, general and administrative expenses	147,488	150,539	280,673	289,547
Interest expense	20,236	17,762	39,687	43,844

	1,481,553	1,541,671	2,928,684	3,703,683

Earnings (loss) from continuing operations before taxes	(159,110)	(34,211)	(203,983)	36,007
Income taxes (benefit)	(23,858)	4,445	(40,053)	28,445

Earnings (loss) from continuing operations	(135,252)	(38,656)	(163,930)	7,562

Earnings (loss) from discontinued operations before taxes	(62,356)	5,585	(66,514)	31,571
Income taxes (benefit)	(24,227)	2,399	(25,840)	12,551

Earnings (loss) from discontinued operations	(38,129)	3,186	(40,674)	19,020

Net earnings (loss)	$(173,381)	$(35,470)	$(204,604)	$26,582
Less net loss attributable to noncontrolling interests	(91)	(163)	(85)	(117)

Net earnings (loss) attributable to CMC	$(173,290)	$(35,307)	$(204,519)	$26,699

Basic earnings (loss) per share attributable to CMC
Earnings (loss) from continuing operations	$(1.19)	$(0.35)	$(1.45)	$0.07
Earnings (loss) from discontinued operations	$(0.34)	$0.03	$(0.36)	$0.16

Net earnings (loss)	$(1.53)	$(0.32)	$(1.81)	$0.23

Diluted earnings (loss) per share attributable to CMC
Earnings (loss) from continuing operations	$(1.19)	$(0.35)	$(1.45)	$0.07
Earnings (loss) from discontinued operations	$(0.34)	$0.03	$(0.36)	$0.16

Net earnings (loss)	$(1.53)	$(0.32)	$(1.81)	$0.23

Cash dividends per share	$0.12	$0.12	$0.24	$0.24

Average basic shares outstanding	113,275,457	111,998,128	112,885,377	112,501,326
Average diluted shares outstanding	113,275,457	111,998,128	112,885,377	113,917,263
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(CMC Second Quarter Fiscal 2010 – Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 28,	August 31,
	2010	2009
Assets:
Current Assets:
Cash and cash equivalents	$297,153	$405,603
Accounts receivable (less allowance for collection losses of $41,415 and $42,134)	675,317	731,282
Inventories	662,663	678,541
Other	280,854	182,126

Total Current Assets	1,915,987	1,997,552

Net Property, Plant and Equipment	1,319,783	1,351,389

Goodwill	71,547	74,236

Other Assets	227,531	264,379

	$3,534,848	$3,687,556

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$379,562	$344,355
Accounts payable – documentary letters of credit	29,666	109,210
Accrued expenses and other payables	349,242	327,212
Notes payable	46,218	1,759
Commercial paper	38,000	—
Current maturities of long-term debt	32,534	32,802

Total Current Liabilities	875,222	815,338

Deferred Income Taxes	45,964	44,564
Other Long-Term Liabilities	113,105	113,850
Long-Term Debt	1,187,476	1,181,740

Total Liabilities	2,221,767	2,155,492

Stockholders’ Equity Attributable to CMC	1,310,785	1,529,693
Stockholders’ Equity Attributable to Noncontrolling Interests	2,296	2,371

	$3,534,848	$3,687,556

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(CMC Second Quarter Fiscal 2010 – Page 10)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended
	2/28/10	2/28/09
Cash Flows From (Used by) Operating Activities:
Net earnings (loss)	$(204,604)	$26,582
Adjustments to reconcile net earnings (loss) to cash from (used by) operating activities:
Depreciation and amortization	88,376	78,575
Provision for losses on receivables	916	23,378
Share-based compensation	5,575	8,766
Net loss on sale of assets and other	27	495
Writedown of inventory	36,493	61,325
Asset impairment	32,371	5,051

Changes in Operating Assets and Liabilities, Net of Acquisitions:
Decrease in accounts receivable	67,483	395,485
Accounts receivable repurchased, net	(13,542)	(118,817)
Decrease (increase) in inventories	(19,178)	319,023
Decrease (increase) in other assets	(115,060)	60,324
Increase (decrease) in accounts payable, accrued expenses, other payables and income taxes	68,994	(545,604)
Increase in deferred income taxes	11,783	2,583
Decrease in other long-term liabilities	(497)	(28,102)

Net Cash Flows From (Used By) Operating Activities	(40,863)	289,064

Cash Flows From (Used by) Investing Activities:
Capital expenditures	(87,346)	(209,617)
Increase in deposit for letters of credit	27,167	—
Proceeds from the sale of property, plant and equipment and other	456	4,842
Acquisitions, net of cash acquired	(2,448)	(906)

Net Cash Flows Used By Investing Activities	(62,171)	(205,681)

Cash Flows From (Used by) Financing Activities:
Decrease in documentary letters of credit	(79,544)	(14,760)
Short-term borrowings, net change	82,459	(27,897)
Repayments on long-term debt	(14,458)	(102,019)
Proceeds from issuance of long-term debt	21,493	6,544
Stock issued under incentive and purchase plans	9,289	1,378
Treasury stock acquired	—	(18,514)
Cash dividends	(27,070)	(27,134)
Tax benefits from stock plans	2,607	1,346

Net Cash Flows Used By Financing Activities	(5,224)	(181,056)
Effect of Exchange Rate Changes on Cash	(192)	(6,895)

Decrease in Cash and Cash Equivalents	(108,450)	(104,568)
Cash and Cash Equivalents at Beginning of Year	405,603	219,026

Cash and Cash Equivalents at End of Period	$297,153	$114,458

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(CMC Second Quarter Fiscal 2010 – Page 11)

COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
Certain financial statement measures set forth below are not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are also provided below.
Adjusted EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization, and impairment charges.
Adjusted EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Six Months
	Ended	Ended
	2/28/10	2/28/10

Net loss attributable to CMC	$(173,290)	$(204,519)
Interest expense	20,236	39,687
Income taxes benefit	(48,085)	(65,893)
Depreciation and amortization	77,052	120,747

Adjusted EBITDA	$(124,087)	$(109,978)

Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at February 28, 2010 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,310,785
Long-term debt	1,187,476
Deferred income taxes	45,964

Total capitalization	$2,544,225
Other Financial Information
Long-term debt to cap ratio as of February 28, 2010:
Debt divided by capitalization
     $1,187,476 / 2,544,225= 46.7%
Total debt to cap plus short-term debt ratio as of February 28, 2010:
     $(1,187,476 + 32,534 + 84,218) / (2,544,225+ 32,534 + 84,218) = 49.0%
Current ratio as of February 28, 2010:
Current assets divided by current liabilities
     $1,915,987 / 875,222 = 2.2
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354
2010-10